Exhibit 99.1

S.Y. Bancorp Again Increases Its Quarterly Cash Dividend, the Fifth Such Increase in the Past Five Years

Company Also Announces Upcoming Quarterly Distribution on Its Trust Preferred Securities

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 14, 2012--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has voted to increase the Company's quarterly cash dividend 5.3% to $0.20 per common share from the previous rate of $0.19 per common share. The new rate will go into effect with the next payment on December 31, 2012, to stockholders of record as of December 10, 2012.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "Recognizing that investors are increasingly placing greater emphasis on dividends, we are pleased to be able to again increase our cash dividend payments to stockholders, allowing them to benefit directly in the growth we have achieved. This marks the fifth increase in our quarterly payout over the past five years, an accomplishment that is particularly noteworthy considering the period it spanned has been marked by severe economic conditions, which continue to linger in many respects. We also are pleased to note that, because of the Company's strong capital position and earnings growth, S.Y. Bancorp has never reduced or suspended dividend payments since cash dividend payments were first initiated."

Heintzman added that payment of the Company's fourth quarter dividend has been moved forward into December. "Normally, this dividend would be paid in January, but we believe it may be advantageous for our stockholders to receive this payment in December, considering the uncertain outcomes regarding federal taxation next year."

Separately, the Company noted that the Wilmington Trust Company, trustee for the 10% fixed-rate cumulative trust preferred securities issued by S.Y. Bancorp Capital Trust II, a Delaware statutory trust and 100%-owned finance subsidiary of S.Y. Bancorp, will make a normal quarterly distribution on the trust preferred securities on or about December 31, 2012. The amount of the quarterly distribution will be $0.25 on each $10 preferred security owned.

Louisville, Kentucky-based S.Y. Bancorp, Inc. and its wholly owned subsidiary, Stock Yards Bank & Trust Company – founded in 1904 – have $2.1 billion in consolidated assets and $1.92 billion of trust assets under management. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer